Exhibit 10.4

Note: Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information has been excluded from this exhibit because it is both not material and is the type that Dollar Tree, Inc. treats as private or confidential. Such information is marked in the exhibit with an asterisk [*].

DOLLAR TREE, INC.

2021 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(STANDARD)

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is effective as of the “Date of Grant” specified in the accompanying Notice of Grant (the “Notice of Grant”), by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”) and the “Grantee” as defined in the Notice of Grant.

W I T N E S S E T H:

The Dollar Tree, Inc. 2021 Omnibus Incentive Plan (the “Plan”) provides for the grant of Restricted Stock Units in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that it is in the best interest of the Company and its shareholders to provide an Award of Restricted Stock Units (this “Award”) to the Grantee. Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.

1.    RESTRICTED STOCK UNITS.  The Company hereby grants the Grantee the number of Restricted Stock Units as set forth in the Notice of Grant subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant. Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one share of the Company’s Stock. Except as otherwise provided herein, the Restricted Stock Units will be settled by issuance of shares of Stock as soon as practicable after the date the Vesting Criteria set forth in the Notice of Grant are satisfied or deemed satisfied hereunder, but in no event later than the last day of the calendar year in which such Vesting Criteria are satisfied or deemed satisfied hereunder.

2.    VESTING AND TRANSFER RESTRICTIONS OF RESTRICTED STOCK UNITS. The Restricted Stock Units shall become vested, if at all, and the restrictions described in Sections 2.1 and 2.2 shall lapse, as the Vesting Criteria set forth in the Notice of Grant are satisfied.

2.1.    Termination of Employment. In the event of Termination of Employment (as defined in this Section 2.1) of the Grantee with all Member Companies for any reason other than (a) death, (b) Disability (as defined in Section 3.2 of this Agreement) or (c) Retirement (as defined in Section 3.2 of this Agreement) prior to the satisfaction of the Vesting Criteria, the unvested Restricted Stock Units shall be forfeited as of the date of such Termination of Employment. For purposes of this Agreement,

“Termination of Employment” shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and “Member Company” shall mean a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3).

2.2.    Transfer Restrictions. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, other than by will or by the laws of descent or distribution, and the provisions of this Agreement, the Plan and the Notice of Grant shall be binding upon the executors, administrators, heirs, and successors of the Grantee. Any levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null, void and without effect. Notwithstanding the foregoing, Grantee may designate one or more beneficiaries for receipt of the shares of Stock subject to this Award by delivering a beneficiary designation form to the Company. A beneficiary designation will not become effective unless it is made on the form approved by the Company and is received by the Company prior to the Grantee’s death.

2.3.    Change in Control. In the event of a Change in Control, Section 14 of the Plan shall apply to the Restricted Stock Units and the Committee may take such actions as it deems appropriate pursuant to the Plan, including accelerating vesting of this Award by waiving all or part of the Vesting Criteria set forth in the Notice of Grant.   Notwithstanding any provision to the contrary in this Agreement, in the event accelerated vesting of the Restricted Stock Units is required based on the terms of a retention agreement entered into by and between the Grantee and the Company, the Restricted Stock Units shall vest as required in such agreement and shall be settled or paid within 30 days of the Grantee’s Termination of Employment.

2.4.    Dividends. No cash dividends shall be paid on the Restricted Stock Units.

2.5.    Adjustments for Recapitalizations. In the event of a Transaction (as defined in Section 4.4 of the Plan), the Restricted Stock Units shall be adjusted as set forth in Section 4.4 of the Plan and any additional securities or other consideration received pursuant to such adjustment shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such securities or other consideration has been distributed.

3.    DEATH, DISABILITY, OR RETIREMENT OF GRANTEE.

3.1    Amount of Payment or Settlement; Potential Recoupment. In the event of the Grantee’s death prior to satisfaction of the Vesting Criteria in the Notice of Grant, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of this Award, this Award shall vest in full, and such Award shall be paid or settled as soon as practicable, but not later than the last day of the calendar year that includes the date of the Grantee’s death. In the event of the Grantee’s Termination of Employment due to Disability prior to satisfaction of the Vesting Criteria in the Notice of Grant, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of this Award, this Award will continue to be settled in accordance with the vesting dates set forth in the Notice of Grant (“Vesting Dates”) as though the Grantee had not had a Termination of Employment, and such Award shall be paid or settled as soon as practicable after the respective Vesting Dates, but not later than the last day of the calendar year that includes the respective Vesting Dates. In the event of the Grantee’s Retirement prior to satisfaction of the Vesting Criteria in the Notice of Grant, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of this Award, this Award will continue to be settled in accordance with the Vesting Dates as though the Grantee had not had a Termination of Employment, and such Award shall be paid or settled as soon as practicable after the respective Vesting Dates, but not later than the last day of the calendar year that includes the respective Vesting Dates; provided, however, that in the event of a failure to comply (as determined under the last paragraph of Section 3.2.2) with the Covenants (as defined in Section 3.2.2), any further settlement of the Restricted Stock Units will cease, all Restricted Stock Units that has not been settled will immediately be forfeited, and the Company shall have the right, in its discretion, to recoup all vested or settled Restricted Stock Units, any resulting proceeds, and any other economic benefit to the Grantee under this Agreement.

3.2    Definitions. For purposes of this Agreement,

3.2.1.    “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.2.2.    “Retirement” shall mean the Grantee’s Termination of Employment under the following circumstances and subject to the following conditions:

(a)    The Termination of Employment is on or after the date the Grantee attains the age of fifty-nine and a half (59 ½).

(b)    The Termination of Employment is on or after the date the Grantee completes two (2) years of Service.

(c)    The Termination of Employment s on or after the date specified in an “Adequate Notice,” unless an earlier separation date is requested by the “Appropriate Party.” Adequate Notice, for this purpose, means communication to the Appropriate Party on a form prescribed by the Company that the Grantee is giving consideration to retiring as of a date that is at least 12 months after such communication, for an Employee serving as Chief Executive Officer (“CEO”) or, for Employees not serving as CEO, at least six months after such communication. Appropriate Party, for this purpose, means (a) the Board, for the CEO; and (b) the CEO for other Employees. The Grantee acknowledges that any Termination of Employment after the Grantee has provided Adequate Notice will be considered a voluntary termination for purposes of, and thus shall preclude eligibility for, severance under any “Executive Agreement” or similar agreement between the Grantee and the Company in effect on the date of Retirement.

(d)    The Grantee supports a transition to the Grantee’s successor in the manner requested by the Board or the Grantee’s supervisor, as applicable.

(e)    The Grantee abides by the Covenants (as defined in Exhibit A hereto).

(f)    The Grantee’s execution, and non-revocation, of a separation agreement containing a release of claims in favor of the Company, its affiliates, and their respective officers and directors, and other relevant provisions in a form provided by and acceptable to the Company, which release has become irrevocable not later than 30 days after the date of the Grantee’s Termination of Employment.

(g)    Retirement of the Grantee shall not include a Termination of Employment by the Company or a Member Company for Cause or a resignation at a time when Cause exists, even if the foregoing requirements for Retirement are otherwise met.

Whether the circumstances and conditions above are present or have been satisfied for the Grantee will be determined by (a) the Board, for the CEO; and (b) the CEO, for other Employees. Whether special circumstances warrant a variation from the above definition will be determined by (a) the Board, for the CEO; and (b) the Committee, for other Employees.

4.    SHAREHOLDER RIGHTS.  This Award does not entitle the Grantee to any rights as a shareholder of the Company unless and until the shares of Stock underlying this Award have been issued to the Grantee by registry in book-entry form with the Company.

5.    ISSUANCE OF SHARES.  The Company will issue the shares of Stock subject to the Restricted Stock Units as non-certificated shares in book-entry form registered in Grantee’s name. The purchase price of the shares of Stock is the Grantee’s Service to the Company during the vesting periods. The obligation of the Company to deliver shares of Stock upon the vesting of the Restricted Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant state and federal securities laws and regulations and the rules of any applicable stock exchange.

6.    CODE SECTION 409A.  To the extent this Agreement provides for a deferral of compensation subject to Code Section 409A and the regulations promulgated thereunder, this Agreement is intended to and shall be interpreted and administered as necessary to comply with Code Section 409A. All payments made under this Agreement will be treated as separate payments and will not be aggregated with any other payment for purposes of Code Section 409A and the exemptions therefrom. In the event the Committee exercises discretion to accelerate satisfaction of the Vesting Criteria in the event of a Change in Control, then to the extent required for compliance with Code Section 409A, settlement shall nonetheless be made on the earlier of (i) the respective Vesting Dates for the applicable number of Restricted Stock Units or (ii) the Grantee’s Termination of Employment. Notwithstanding any other provision of this Agreement to the contrary, and solely to the extent required by Code Section 409A, in the event that Grantee is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Grantee’s Termination of Employment, then amounts payable under this Award due to Grantee’s Termination of Employment (other than for death) shall be accumulated and paid without interest to the Grantee on the first business day of the seventh month following the date of the Grantee’s Termination of Employment.

7.    TAXES; WITHHOLDING OBLIGATION.

7.1.    Generally. Grantee shall be ultimately liable and responsible for all taxes owed in connection with this Award, regardless of any action a Member Company takes with respect to any tax withholding obligations that arise in connection with this Award. The Member Companies make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of this Award or the subsequent sale of shares of Stock issuable pursuant to this Award. Neither the Company nor any Member Company is committed or under any obligation to structure this Award to reduce or eliminate Grantee’s tax liability.

7.2.    Payment of Withholding Taxes. The Company shall deduct from the shares of Stock issuable to the Grantee upon the settlement of this Award a number of whole shares of Stock having a

Fair Market Value, as determined by the Company, equal to the taxes to be withheld therefrom by the Member Companies. Upon the settlement of this Award, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to the Grantee upon the settlement of this Award. The Fair Market Value of any shares of Stock withheld or cancelled under this Section 7.2 shall not exceed the amount determined by the maximum statutory withholding rates for each applicable tax jurisdiction.

8.    NO EMPLOYMENT RIGHTS.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of a Member Company to terminate Grantee’s employment for any reason, with or without Cause.

9.    MISCELLANEOUS.

9.1.    Governing Law; Jurisdiction and Venue.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof. The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement, except to the extent of proceedings required to be brought in accordance with any arbitration agreement between the parties, and the parties to this Agreement hereby consent to the jurisdiction of such courts.

9.2.    Entire Agreement; Enforcement of Rights.

9.2.1.    The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

9.2.2.    The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Norfolk, Virginia.

9.3.    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

9.4.    Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four (24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

9.5.    Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.  The rights and obligations of Grantee under this Agreement may only be assigned with the prior written consent of the Company.

9.6.    Claw-back.  The Grantee acknowledges and agrees that this Award of Restricted Stock Units is subject to the provisions of Section 19.1 of the Plan, “Forfeiture Events; Recoupment,” and to the provisions of any claw-back or similar policy adopted, implemented, or amended by the Company, whether before or after the Date of Grant.

EXHIBIT A

Restrictive Covenants

    The covenants set forth in this Exhibit A (the “Covenants”) are several. Compliance with the Covenants is a condition of Retirement under this Agreement.

a.    Confidential Information. The Grantee understands and acknowledges that during the course of the Grantee’s employment by the Company, the Grantee will have access to and learn about Confidential Information belonging to the Company.

For purposes of the Covenants, "Confidential Information" is all information not generally known to the public and developed or maintained by the Company or its agents in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company’s: business processes, practices, methods, policies, plans, operations, strategies, agreements, contracts, transactions, potential transactions, know-how, trade secrets, intellectual property, works-in-process, databases, systems, vendor and supplier information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, personnel information, market studies, sales information, revenue, costs, customer information, manufacturing information, transportation and logistics information, and factory lists of the Company or of any other person or entity that has entrusted information to the Company in confidence.

The Grantee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Grantee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating and developing its vendor base, increasing its customer base, expanding the number of geographic markets in which it operates, training its executives, developing best operational practices, and negotiating highly competitive prices in the discount retail sector so as to provide the best value possible to its customers. the Grantee understands and acknowledges that as a result of these ongoing efforts, the Company has created, and continues to use and create, Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace, and it is essential to the Company’s success moving forward.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Grantee, provided that such disclosure is through no direct or indirect fault of the Grantee or anyone acting on the Grantee’s behalf.

i.    Disclosure and Use Restrictions. The Grantee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other executives and employees of the Company not having a need to know such information); (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Grantee’s authorized employment duties to the Company or with the prior consent of the Grantee’s supervisor; and (iv) to immediately return and not retain, in any form, any such Confidential Information upon the Separation Date. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or subpoena/order. The Grantee shall promptly provide written notice of any such order to the Company’s Chief Legal Officer, if permitted by law to do so.

The Grantee understands and acknowledges that the Grantee’s obligations under the Covenants with regard to any particular Confidential Information shall commence immediately upon the Grantee’s first having access to such Confidential Information and shall continue during and after the Grantee’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Grantee’s breach of the Covenants or breach by those acting in concert with the Grantee or on the Grantee’s behalf.

ii.    Whistleblower Protection and Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of the Covenants or any other agreement or Company policy, the Grantee will not be held liable under this Agreement or any other agreement or Company policy or any federal or state trade secret law for any disclosure of a trade secret or other Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.    Covenant Not to Compete.

i.    Acknowledgment. The Grantee understands that the senior nature of the Grantee’s position gives the Grantee access to and knowledge of Confidential Information and places the Grantee in a position of trust and confidence with the Company and, further, that the improper use or disclosure by the Grantee of Confidential Information is likely to result in unfair or unlawful competitive activity that would substantially harm the Company. The Grantee understands and acknowledges that the Grantee’s experience and expertise relating to the business of a retailer are unique and specialized, and that the Company’s ability to reserve these talents for the exclusive knowledge and use of the Company during the Grantee’s employment and for a reasonable period thereafter is of great competitive importance and commercial value to the Company.

ii.    Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Grantee herein, during the Grantee’s employment and for a [*] period beginning on the Separation Date, the Grantee agrees and covenants that the Grantee will not engage in any Prohibited Activity (as defined below) for a Competitor (as defined below). This restrictive covenant applies whether the Grantee’s employment is terminated by the Grantee or by the Company for any reason or no reason.
1.    For purposes of this non-compete, "Prohibited Activity" is [*].
2.    A “Competitor” is defined as [*].
3.    “Discount Retail Chain” is defined as [*].
4.    “Restricted Area” is defined as [*].

iii. Nothing herein shall prohibit the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Grantee is not a controlling person of, or a member of a group that controls, such corporation.

c.    Non-Piracy of Company Executives. The Grantee agrees and covenants that, for a period of [*] from the Separation Date, the Grantee shall not directly or indirectly solicit, hire, recruit, or attempt to hire or recruit, any Company Executive, or induce the termination of employment of any Company Executive. “Company Executive” means any person who at the time of, or within three months immediately prior to, the solicitation, hiring, recruitment, or inducement, was employed by the Company at a Director-level or more senior position. The types of communication prohibited by this provision explicitly include all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, where the purpose of or reasonably anticipated impact or consequence of the communication would be to solicit, hire or recruit such person. For the avoidance of doubt, this restriction applies regardless of whether the Grantee or the Company Executive initiated the first communication.

d.    Non-Disparagement. The Grantee agrees and covenants that, during the Grantee’s employment and for a period of [*] after the Separation Date, the Grantee will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its executives, directors, and officers. This Section does not, in any way, restrict or impede the Grantee from exercising protected rights to the extent that such rights cannot be waived by agreement or otherwise under applicable law, including but not limited to the Grantee's right to discuss sexual assault and/or sexual harassment claims, make a complaint or charge with or respond to an inquiry from any government agency, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

e.    Acknowledgment. The Grantee acknowledges and agrees that the services the Grantee will render to the Company are of a special and unique character; that the Grantee will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and logistical, operational, merchandising and marketing strategies by virtue of the Grantee’s employment; and that the restrictive covenants and other terms and conditions of the Covenants are reasonable and reasonably necessary to protect the legitimate business interests of the Company.

The Grantee affirms that the Grantee will not be subject to undue hardship or an unreasonable restraint on the Grantee’s ability to earn a livelihood by reason of the Grantee’s full compliance with the terms and conditions of the Covenants or the Company’s enforcement thereof; and that the Covenants and this Award are not a contract of employment and shall not be construed as a commitment by either of the parties to continue an employment relationship for any certain period of time.

The Grantee’s obligations under each of Sections (a)(i), (b)(ii), (c), and (d) above are separable and independently enforceable of each other and of any legal obligations that may exist between the Company and the Grantee. The real or perceived existence of any claim or cause of action of the Grantee against the Company, whether predicated on the Covenants or some other basis, will not alleviate the Grantee of the Grantee’s obligations under the Covenants and will not constitute a defense to the enforcement by the Company of the restrictions and covenants contained herein.

f.    Remedies. In the event of a breach or threatened breach by the Grantee of any of the Covenants, the Grantee hereby consents and agrees that the Company shall be entitled to seek (notwithstanding the any agreement to arbitrate claims to which the Company, the Grantee, or a Member Company is subject), in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief including without limitation a claim for recovery or disgorgement of any amount paid or realized, or shares issued to the Grantee pursuant to the Award.